Exhibit 10.13

DEMANDWARE. INC.

1050 Winter Street

Suite 1000

Waltham, MA 02451 USA

August 4th, 2004

Dear Wayne:

On behalf of Demandware, Inc. (the “Company”), I am pleased to confirm our employment offer to you for the position of VP Engineering and Operations. In that position you will be responsible for, among other things, the Company’s managed service, customer and partner support and all customer-facing IT. Your annualized base salary will be $130,000 dollars, payable in bi-monthly installments.

In addition to the annual salary specified above, you are eligible to earn annual incentive bonuses of up to $40,000. These bonuses will be based on the achievement of mutually agreed upon milestones or objectives and will be paid at least quarterly.

Subject to Board approval, you will be granted 300,000 options to purchase shares of Demandware, Inc. common stock pursuant to our Employee Stock Option Plan. The exercise price of the options will be set at the fair market value as of the date of grant (which we anticipate will correspond with the date your employment commences). The options shall be granted to you subject to the terms and conditions of the Employee Stock Option Plan and the attached Employee Stock Option Agreement. which must be executed on or before the date of grant. As more fully spelled out in the Employee Stock Option Agreement, your options shall vest as follows: twenty-five percent (25%) of the options on the one (1) year anniversary of your employment; and one forty-eighth (1/48th) of the options at the end of each month starting with the thirteenth (13th) month following the start date of your employment.

You will be eligible to participate in all other employee welfare benefit plans generally made available by the Company to similarly-situated employees. With respect to group health insurance, however, the Company will reimburse you for your monthly COBRA health insurance payments of $1,000 dollars for health insurance until such time as a formal health insurance and/or dental insurance plan is implemented for United States employees.

Initially you will be entitled to up to 15 Paid Time Off Days (PTO days) each year. These days may be used for vacation. They must also be used for days absent from work due to illness, sick days, or other personal reasons. These days will be deemed to be earned and accrue on a monthly basis and which will not be paid for in advance. You may not accrue more than your applicable maximum allotment of PTO days.

This offer is contingent on your execution and delivery to us of (i) this agreement, and (ii) the Company’s Non-Disclosure and Developments Agreement attached hereto, and (iii) the

Employee Non-Solicitation and Non-Competition Agreement attached hereto by August 4th, 2004 at 5:00 p.m., after which time this offer will terminate if not accepted. The execution of each of the above referenced documents is a condition of your employment. Your start date will be August 4th.

Please note that your written acceptance of this offer also confirms your understanding and agreement that your employment with the Company is “at-will,” meaning that either you or the Company may terminate your employment at any time and for any reason. You further acknowledge that this letter does not constitute an employment contract.

We are tremendously excited about the opportunity for you to join our team. Please feel free to contact me if you need any further information prior to the deadline indicated above.

Yours truly,

Stephan Schambach

DEMANDWARE, INC.

Accepted this 4th day of August, 2004

From:	Tom Ebling
To:	Wayne Whitcomb

Date:	February 25, 2010

Subject: 2010 Performance Bonus

Your bonus opportunity for 2010 is $40,000. This is funded based upon company financial performance as follows:

The funding of this bonus does not guarantee that you will receive a bonus. In order to achieve any of this potential bonus, you must meet your individual objectives and be an employee at the time the bonus is paid. Your individual objectives and the portion of the bonus earned upon achievement are as follows:

Individual Objectives for 1H 2010

		Portion
1.	Zero (or very close to zero) severe customer incidents (DNS and San Jose power outage are examples of severe ones)	10%

2.	Maintain aggregate SLA availability above 99.90%. Our contractual SLA is 99.50%. Excellent would be six month availability above 99.95% with every individual month being above 99.90%.	20%

3.	Effective and timely communication to execs and folks outside Engineering about customer issues, problems, and plans for resolution as well as advance notice to customer organization of any downtime or disruptions planned and executed by your group	10%

4.	Successful implementation of PLM development approach	15%

5.	Successful implementation of global release process with very few problems experienced by customers	15%

6.	(Relatively) non-disruptive plan in place for progressing towards 3.0 architecture and plan being pursued successfully	20%

7.	Cooperation as team member within exec team (e.g. reporting requirements for billing, CS requirements for customer communication)	10%

In each case, we will assess the achievement of the objective as Excellent, Good, Satisfactory or Unsatisfactory. You will earn full value for Excellent, 90% for Good, 75% for Satisfactory or 0% for Unsatisfactory.

Bonuses will be distributed in February 2011.

Sincerely,

Thomas Ebling

CEO

Demandware Confidential                                                         Page 1 of 1

From:	Tom Ebling
To:	Wayne Whitcomb

Date:	August 23, 2010

Subject: 2010 Performance Bonus

Your bonus opportunity for 2010 is $            . This is funded based upon company financial performance as follows:

The funding of this bonus does not guarantee that you will receive a bonus. In order to achieve any of this potential bonus, you must meet your individual objectives and be an employee at the time the bonus is paid. Your individual objectives and the portion of the bonus earned upon achievement are as follows:

Individual Objectives for 2H 2010

		Portion
1.	Lowest decile SLA availability measured each month. Excellent would be all months above 99.85%. Good would allow one month to be between 99.75% and 99.85%. Satisfactory would have all months above 99.50%.	20%

2.	Average SLA availability measured each month. Excellent would be all months above 99.95%. Good would allow one month to be between 99.90% and 99.95%. Satisfactory would have all months above 99.80%.	20%

3.	Collaboration with other departments. Examples include effective partnership with other groups to appropriately address strategy, business opportunities, and governance issues.	10%

4.	3.0 architecture development occurring to support the OMS and BMUI initiatives and following phases outlined for 2011 efforts.	10%

5.	OMS progressing reliably towards March demo and a June FCS	10%

6.	BMUI rewrite in code development and progressing reliably toward a spring release assuming minimal new functionality requirements.	10%

7.	Grid upgrade and expansion goes smoothly adding to our capacity with minimal customer disruption including Neckermann	10%

8.	Global releases occurring on regular schedule without major production incidents or a material degradation in quality	10%

In each case, we will assess the achievement of the objective as Excellent, Good, Satisfactory or Unsatisfactory. You will earn full value for Excellent, 90% for Good, 75% for Satisfactory or 0% for Unsatisfactory.

Bonuses will be distributed in February 2011.

Sincerely,

/s/ Thomas Ebling
Thomas Ebling
CEO